Exhibit 99.1

Premier People,
Products and Services
NEWS RELEASE
Premcor Inc.
1700 East Putnam
Suite 400
Old Greenwich, CT 06870
203-698-7500
203-698-7925 fax

VALERO TO ACQUIRE PREMCOR IN $8 BILLION TRANSACTION

Acquisition Makes Valero the Largest Refiner in North America with

Throughput Capacity of 3.3 Million Barrels Per Day and Revenues of $70 Billion

OLD GREENWICH, Connecticut, April 25, 2005 – Valero Energy Corp. (NYSE: VLO) and Premcor Inc. (NYSE: PCO) announced today that the companies have executed a merger agreement for Valero to acquire Premcor in an $8 billion transaction. As a result, Valero will add four refineries and 790,000 barrels per day (BPD) of throughput capacity to its system, making it the largest refiner in North America.

With this acquisition, Valero will have total assets of $25 billion and annual revenues of nearly $70 billion, which would rank it No. 15 on the current listing of the Fortune 500. Adding Premcor’s refineries in Port Arthur, Texas; Memphis, Tennessee; Delaware City, Delaware; and Lima, Ohio will give Valero 19 refineries with a total throughput capacity of 3.3 million BPD.

“This transaction is one of the largest and most strategic acquisitions in Valero’s history,” said Bill Greehey, Valero chairman and chief executive officer. “We are acquiring several very strategic refineries for significantly less than their combined replacement value, and we’ll be improving the profitability of these plants by capturing synergies, improving their reliability and yields, and increasing their capacities.

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“This acquisition gives us the best geographic diversity among U.S. refiners with a presence in all of the major refining regions, which further increases our earnings stability. What’s more, it complements our complex refining system and increases the amount of sour crude oil that we process.

“I can’t think of a better acquisition for Valero and our shareholders because it’s expected to be significantly accretive to our earnings and cash flow per share based on both our internal forecast and First Call consensus estimates. We estimate that we’ll benefit from $350 million in annual synergies in the second year after closing. These will include reduced administrative costs, lower interest expenses, crude oil cost savings due to our purchasing leverage, and operational profit improvements that require limited capital investment. And, we think that once we have a chance to evaluate each facility more thoroughly, we will find that there are even more synergy opportunities, just as we did with the Ultramar Diamond Shamrock acquisition.

“This acquisition is also good news for consumers because we have a track record of investing in and expanding our refineries. In fact, from 1996 through the end of this year, we will have increased our refining system’s throughput capacity by more than 380,000 BPD – the size of two world-scale refineries – by expanding our existing facilities. Not only do we have the expertise, we also have a strong balance sheet, an investment-grade credit rating, access to low-cost capital and good cash flow, which enables us to make the costly ‘stay-in-business’ environmental investments, as well as the capital investments necessary to continue increasing our refining capacity,” Greehey said.

Jefferson F. Allen, Premcor’s chief executive officer, said, “This transaction provides Premcor’s shareholders with a meaningful increase in the value of their investment, as the terms of the agreement represent a 24.6 percent increase over the closing price of our stock on April 22, 2005. In addition, our shareholders will retain the option to continue participating in the industry through common stock ownership in Valero, which, with this transaction, will become the largest refiner in the United States and, more importantly, has long been a high-quality, financially strong growth company focused on creating shareholder value.”

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Thomas D. O’Malley, Premcor’s chairman and holder of more than one million shares of Premcor’s common stock, said, “This transaction creates the number one investment vehicle in the very attractive U.S. refining sector. The resulting company has the financial strength to take advantage of the many internal opportunities available within Premcor’s existing refining system to expand capacity, provide more clean fuels to the American consumer, and continue to strengthen its performance from an environmental and safety perspective. Valero has proven over the past ten years to be an extremely efficient operator and has demonstrated a unique ability to grow both externally and internally. I intend to remain a long-term and large shareholder of the new Valero.

“Premcor’s board of directors, after a very careful review of the transaction, unanimously voted in favor of it. I sincerely appreciate the confidence our shareholders have shown in our management and, in particular, the level of support we have received from our large shareholders, the Blackstone Group and Occidental Petroleum, and their direct representatives,” O’Malley said.

Terms of the Transaction

The equity portion of the $8 billion transaction will be paid 50 percent in stock and 50 percent in cash. At closing, Premcor shareholders will receive 46.7 million shares of Valero stock, valued at approximately $3.5 billion as of April 22, 2005. The cash portion, which equates to $3.4 billion, will be financed with a combination of cash on hand and bank debt. In addition, Valero will assume an estimated $1.8 billion of Premcor’s existing long-term debt, offset by $800 million in cash as of Dec. 31, 2004. By year-end, Valero expects the combined company to have $2 billion of available cash so it anticipates issuing approximately $1.4 billion in new debt.

Under the terms of the merger agreement, Premcor shareholders will have the right to receive either 0.99 shares of Valero common stock, or $72.76 in cash for each share of Premcor stock they own, or a combination of the two, subject to pro-ration so that 50 percent of the total Premcor shares are acquired for cash. The merger consideration represents an approximate 20 percent premium to the recent 30-day trading range of Premcor’s stock price.

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Taking the effect of the acquisition into account, Valero’s debt-to-capitalization ratio is expected to be approximately 33 percent at the end of 2005, which is in line with the company’s peer group. And, Valero expects to retain its investment-grade credit rating upon closing of the merger.

Win-Win for Valero & Premcor Shareholders

“This is a win-win situation for the shareholders of both companies,” said Greehey. “Valero shareholders will benefit because the transaction is expected to be approximately 14 percent accretive to earnings per share and about 13 percent accretive to cash flow per share in the first year. And, with increased profitability, more liquidity and better visibility, we think that the market should realize the great value of our stock and assign a higher multiple.

“And, Premcor shareholders will receive a substantial premium, lock in a solid return with the cash portion of the agreement, and receive shares in Valero so they’ll have an opportunity to benefit from the upside potential,” he said.

A Great Fit for Valero

“Tom O’Malley, Jay Allen and their team have done an outstanding job of building Premcor into a first-rate energy company, and their refineries are a great fit for our system and they meet our acquisition criteria. Each of these refineries has a throughput capacity well in excess of 100,000 BPD; has good logistics; enhances our geographic diversity; and has upgrade potential,” said Greehey.

“Plus, there are significant benefits to bringing Premcor’s refineries into Valero’s much-larger refining system. In addition to the operational synergies, the refineries will benefit from our expertise in upgrading and expanding refineries, our experience in sour crude processing and our significant purchasing leverage.

“With this acquisition, we will have the most conversion capacity of any U.S. refiner at around 2 million BPD. Of course, the more conversion capacity that you have, the heavier and more sour feedstocks you can run and the more gasoline and diesel you can make, which allows you to capture better margins.

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“On a combined basis, our system would initially be processing around 1.8 million BPD of sour feedstocks. And, as projects such as the major expansions at Port Arthur and Aruba come online, we will be increasing our sour crude advantage,” he said.

A New Era in Refining

“This acquisition couldn’t come at a better time,” Greehey said. “2005 is off to a great start and we are right on track to have another record year. Our first quarter earnings were 111 percent higher than the same period last year, and of course, we had a record first quarter in 2004. Because of the positive outlook, we believe that our trend of record-setting quarterly results will continue into 2006 and beyond.

“Clearly, the refining industry has entered a new era. As a result, we believe that we will continue to see higher highs and higher lows for both sour crude oil discounts and product margins in the future,” he said.

Valero’s leverage to sour crude discounts is one of the biggest contributors to its record earnings, Greehey noted. As oil demand continues to grow, the increase is being met by medium and heavier sour crude oil, which makes up approximately 70 percent of Valero’s crude slate. Since there are a limited number of refineries capable of upgrading these crude oils, there is a growing surplus of these feedstocks, which helps keep sour crude discounts at historic levels.

According to Greehey, Valero expects sour crude discounts to be at least 46 percent better in 2005 than they were in 2004, which would improve the company’s operating income by $1.6 billion this year.

“On top of that, there is limited refining capacity to meet the growing demand for refined products, and it’s going to be that way for quite some time,” Greehey said. “Even if major expansion projects were put in place today, it would take four to five years to complete the engineering, get the necessary permits and build the units. What’s more, the bulk of most refiners’ capital is tied up meeting Tier II sulfur specifications through 2006 so investments in expansion projects will likely be limited. As a result, refining margins should remain strong for the foreseeable future.

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“2005 is shaping up to be another year of record earnings for Valero. And, with such strong fundamentals and this great acquisition, our future has never looked brighter,” he said.

Timing & Transition

The boards of directors of both companies unanimously approved Valero’s acquisition of Premcor, which is subject to the approval of Premcor’s shareholders and customary regulatory approvals. The transaction is expected to close Dec. 31, 2005, and both companies expect a smooth transition. There will be no changes to Valero’s senior management or board of directors.

Lehman Brothers acted as a financial advisor to Valero, and Morgan Stanley served as a financial advisor to Premcor.

Valero Energy Corporation

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 20,000 employees and annual revenue of approximately $55 billion. The company owns and operates 15 refineries throughout the United States, Canada and the Caribbean. Valero’s refineries have a combined throughput capacity of approximately 2.5 million barrels per day, which represents approximately 12 percent of the total U.S. refining capacity. Valero is also one of the nation’s largest retail operators with more than 4,700 retail and wholesale branded outlets in the United States, Canada and the Caribbean under various brand names including Diamond Shamrock, Shamrock, Ultramar, Valero, and Beacon. Please visit www.valero.com for more information.

Premcor Inc.

Premcor is one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. The company owns and operates refineries in Port Arthur, Texas, Lima, Ohio, Memphis, Tennessee and Delaware City, Delaware with a combined crude oil throughput capacity of approximately 790,000 barrels per day. Please visit www.premcor.com for more information.

WEBCAST: An analyst meeting is scheduled for 11:30 a.m. ET today at the Waldorf Astoria Hotel in New York City at 301 Park Avenue. Analysts interested in listening to the presentation may access it by dialing 866/262-0921, reservation passcode 5773783. International callers may access the presentation by dialing 706/634-0875, passcode 5773783. A live broadcast of the conference call will also be available on Valero’s web site at www.valero.com.

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Statements contained in this press release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.

Investors and security holders are urged to read the proxy statement/prospectus that will be sent to Premcor stockholders regarding the proposed merger, when it becomes available, because it will contain important information. The proxy statement/prospectus will be filed with the Securities and Exchange Commission by Valero and Premcor. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when it is available, and other documents filed by Valero and Premcor with the Commission at the Commission’s web site at www.sec.gov. The proxy statement/prospectus and these other documents may also be obtained, when available, free of charge from Valero and Premcor. Stockholders should read the definitive proxy statement/prospectus carefully before making a decision concerning the merger.

Premcor, and its directors, executive officers and certain other of its employees, may be soliciting proxies from its stockholders in favor of the approval of the merger. Information regarding the persons who may, under SEC rules, be deemed to be participants in the solicitation of Premcor stockholders in connection with the merger is set forth in Premcor’s proxy statement for its 2005 annual meeting, filed with the SEC on April 1, 2005, and additional information will be set forth in the definitive proxy statement/prospectus referred to above when it is filed with the SEC.

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Contacts:

Premcor Inc.

Karyn Ovelmen (203) 698-5669 (Media/Investors)

Valero

Mary Rose Brown (Media)

(210) 345-2314

Eric Fisher (Investor Relations)

(210) 345-2896